Exhibit 99.1

Invivyd Provides PEMGARDATM Launch Update and Announces 2024 Net Product

Revenue Guidance in the Range of $150 Million to $200 Million

•	PEMGARDA now commercially available in the U.S. for pre-exposure prophylaxis (PrEP) of COVID-19 in certain adults and adolescents with moderate-to-severe immune compromise

•	Based on anticipated net product revenue and continued optimization of operational expenses, company expects to end 2024 with at least $55 million in cash and cash equivalents

•	Conference call today at 5 pm ET to discuss PEMGARDA launch progress

WALTHAM, Mass., April 4, 2024 (GLOBE NEWSWIRE) — Invivyd, Inc. (Nasdaq: IVVD), a biopharmaceutical company on a mission to protect the vulnerable from serious viral infectious diseases, today announced that PEMGARDA™ is now available for purchase in the U.S.

On March 22, 2024, PEMGARDA (pemivibart) injection, for intravenous use, received emergency use authorization (EUA) from the U.S. Food and Drug Administration (FDA) for the pre-exposure prophylaxis (prevention) of COVID-19 in adults and adolescents (12 years of age and older weighing at least 40 kg) who have moderate-to-severe immune compromise due to certain medical conditions or receipt of certain immunosuppressive medications or treatments and are unlikely to mount an adequate immune response to COVID-19 vaccination. Recipients should not be currently infected with or have had a known recent exposure to an individual infected with SARS-CoV-2.

“I am very pleased to announce that, in less than two weeks from receiving EUA, PEMGARDA is now commercially available for order across the U.S.,” said Dave Hering, Chief Executive Officer. “This is a remarkable achievement for our organization and for the immunocompromised individuals we serve. With product now available, today we are providing initial PEMGARDA net product revenue guidance in the range of $150 million to $200 million for the full year 2024. Based on this anticipated net product revenue and our continued optimization of operating expenses, we expect to end 2024 with at least $55 million in cash and cash equivalents.”

PEMGARDA is available by prescription through a network of authorized specialty distributors. Healthcare professionals seeking to obtain PEMGARDA for their patients should contact their primary vendor for ordering information or contact Invivyd at 1-800-890-3385 for more information. For additional information about PEMGARDA, please see the full product Fact Sheet for Healthcare Providers, including important safety information and boxed warning.

Conference Call & Webcast

Invivyd will host a conference call and webcast today, Thursday, April 4 at 5 pm ET. A live audio webcast will be available at https://investors.invivyd.com/. Listeners can register for the webcast via this link. Analysts wishing to participate in the question-and-answer session should use this link. A replay of the webcast will be available in the investor section of the company’s website approximately two hours after the end of the call. Those who plan on participating are advised to join 15 minutes prior to the start time.

About PEMGARDA

PEMGARDA (pemivibart) is a half-life extended investigational monoclonal antibody (mAb). PEMGARDA was engineered from adintrevimab, Invivyd’s investigational mAb that has a robust safety data package and provided evidence of clinical efficacy in a global Phase 2/3 clinical trial for the prevention of COVID-19. PEMGARDA has demonstrated in vitro neutralizing activity in pseudotyped virus-like particle and authentic virus neutralization assays against major SARS-CoV-2 variants, including JN.1, the dominant variant in the U.S. currently according to estimates from the Centers for Disease Control and Prevention. PEMGARDA targets the SARS-CoV-2 spike protein receptor binding domain (RBD), thereby inhibiting virus attachment to the human ACE2 receptor on host cells.

PEMGARDA (pemivibart) injection (4500 mg), for intravenous use is an investigational mAb that has not been approved, but has been authorized for emergency use by the U.S. FDA under an EUA for the pre-exposure prophylaxis (prevention) of COVID-19 in adults and adolescents (12 years of age and older weighing at least 40 kg) who have moderate-to-severe immune compromise due to certain medical conditions or receipt of certain immunosuppressive medications or treatments and are unlikely to mount an adequate immune response to COVID-19 vaccination. Recipients should not be currently infected with or have had a known recent exposure to an individual infected with SARS-CoV-2. PEMGARDA is not authorized for use for treatment of COVID-19 or post-exposure prophylaxis of COVID-19. Anaphylaxis has been observed with PEMGARDA and the PEMGARDA Fact Sheet for Healthcare Providers includes a boxed warning for anaphylaxis. The most common adverse events (all grades, incidence ≥2%) observed in participants who have moderate-to-severe immune compromise treated with PEMGARDA included systemic and local infusion-related or hypersensitivity reactions, upper respiratory tract infection, viral infection, influenza-like illness, fatigue, headache, and nausea. For additional information, please see the PEMGARDA full product Fact Sheet for Healthcare Providers, including important safety information and boxed warning.

To support the EUA for PEMGARDA, an immunobridging approach was used to determine if PEMGARDA may be effective for pre-exposure prophylaxis of COVID-19. Immunobridging is based on the serum virus neutralizing titer-efficacy relationships identified with other neutralizing human mAbs against SARS-CoV-2. This includes adintrevimab, the parent mAb of pemivibart, and other mAbs that were previously authorized for EUA. There are limitations of the data supporting the benefits of PEMGARDA. Evidence of clinical efficacy for other neutralizing human mAbs against SARS-CoV-2 was based on different populations and SARS-CoV-2 variants that are no longer circulating. Additionally, the variability associated with cell-based EC50 value determinations, along with limitations related to pharmacokinetic data and efficacy estimates for the mAbs in prior clinical trials, impact the ability to precisely estimate protective titer ranges.

The emergency use of PEMGARDA is only authorized for the duration of the declaration that circumstances exist justifying the authorization of the emergency use of drugs and biological products during the COVID-19 pandemic under Section 564(b)(1) of the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 360bbb-3(b)(1), unless the declaration is terminated or authorization revoked sooner.

About Invivyd

Invivyd, Inc. (Nasdaq: IVVD) is commercial-stage company on a mission to rapidly and perpetually deliver antibody-based therapies that protect vulnerable people from the devastating consequences of circulating viral threats, beginning with SARS-CoV-2. The company’s proprietary INVYMAB™ platform approach combines state-of-the-art viral surveillance and predictive modeling with advanced antibody engineering. INVYMAB is designed to facilitate the rapid, serial generation of new monoclonal antibodies (mAbs) to keep pace with evolving viral threats. In March 2024, Invivyd received emergency use authorization (EUA) from the U.S. FDA for its first mAb in a planned series of innovative antibody candidates. Visit https://invivyd.com/ to learn more.

Cautionary Note Regarding Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “could,” “expects,” “intends,” “potential,” “projects,” and “future” or similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. Forward-looking statements include statements concerning, among other things, the potential of PEMGARDA as a mAb for pre-exposure prophylaxis (prevention) of COVID-19 in certain adults and adolescents (12 years of age and older weighing at least 40 kg) with moderate-to-severe immune compromise; the company’s plans related to the commercialization of PEMGARDA, including expectations regarding availability of PEMGARDA; 2024 financial guidance, including the company’s anticipated net product revenue and projected cash and cash equivalents balance; the company’s anticipated continued optimization of operating expenses; the company’s ongoing research and clinical development efforts, and the timing thereof; the company’s mission to rapidly and perpetually deliver antibody-based therapies that protect vulnerable people from the devastating consequences of circulating viral threats, beginning with SARS-CoV-2; the design of the company’s INVYMAB platform approach to facilitate the rapid, serial generation of new mAbs to keep pace with evolving viral threats; the company’s expectation that PEMGARDA is the first mAb in a planned series of innovative antibody candidates; and other statements that are not historical fact. The company may not actually achieve the plans, intentions or expectations disclosed in the company’s forward-looking statements and you should not place undue reliance on the company’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause the company’s actual results to differ materially from the results described in or implied by the forward-looking statements, including, without limitation: how long the EUA granted by the FDA for PEMGARDA will remain in effect and whether the EUA is revoked or revised by the FDA; the company’s ability to build and maintain sales, marketing and distribution capabilities to successfully commercialize PEMGARDA; changes in expected or existing competition; the timing and progress of the company’s discovery, preclinical and clinical development activities; the uncertainties and timing of the regulatory authorization or approval process, and available development and regulatory pathways for authorization or approval of the company’s product candidates; changes in the regulatory environment; unexpected safety or efficacy data observed during preclinical studies or clinical trials; the ability to maintain a continued acceptable safety, tolerability and efficacy profile of PEMGARDA or any other product candidate following regulatory authorization or approval; the predictability of clinical success of the company’s product candidates based on neutralizing activity in preclinical studies; the risk that results of preclinical studies or clinical trials may not be predictive of future results, and interim data are subject to further analysis; the company’s reliance on third parties with respect to virus assay creation and product candidate testing and with respect to its clinical trials; variability of results in models used to predict activity against SARS-CoV-2 variants; whether PEMGARDA or any other product candidate is able to demonstrate and sustain neutralizing activity against major SARS-CoV-2 variants, particularly in the face of viral evolution; the complexities of manufacturing mAb therapies; the company’s dependence on third parties to manufacture, label, package, store and distribute clinical and commercial supplies of its product candidates; whether the company is able to provide sufficient commercial supply of PEMGARDA to meet market demand; whether the company can obtain and maintain third-party coverage and adequate reimbursement for PEMGARDA or any other product candidate; the company’s ability to leverage its INVYMAB platform approach to facilitate the rapid, serial generation of new mAbs to keep pace with evolving viral threats; any litigation and other proceedings or government investigations relating to the company; the company’s ability to continue as a going concern; the company’s ability to optimize operating expenses; and whether the company has adequate funding to meet future operating expenses and capital expenditure requirements. Other factors that may cause the company’s actual results to differ materially from those expressed or implied in the forward-looking statements in this press release are described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed with the Securities and Exchange Commission (SEC), and in the company’s other filings with the SEC, and in its future reports to be filed with the SEC and available at www.sec.gov. Forward-looking statements contained in this press release are made as of this date, and Invivyd undertakes no duty to update such information whether as a result of new information, future events or otherwise, except as required under applicable law.

This press release contains hyperlinks to information that is not deemed to be incorporated by reference in this press release.

###

Contacts:

Media Relations

(781) 208-1747

media@invivyd.com

Investor Relations

(781) 208-1747

investors@invivyd.com